EXHIBIT 10 (o)

RCM TECHNOLOGIES, INC.

Compensation Arrangements for Named Executive Officers

Rocco Campanelli. Executive Vice President. The Company on an at-will basis pursuant to an oral agreement employs Mr. Campanelli. In addition to standard medical, disability, life insurance, 401(k) and employee stock incentive benefits available to all eligible employees, he is eligible for the Executive Medical Supplementary Plan available to the named executive officers, the Executive Stock Option Plan available to officers and key employees and an auto allowance available to certain middle managers and above. Mr. Campanelli received a base salary of $225,000 in 2008. His bonus compensation is comprised of certain percentages of divisional operating income above certain threshold targets plus any discretionary bonus awarded by the Compensation Committee of the Board, if any.

Kevin D. Miller. Chief Financial Officer, Treasurer and Secretary. The Company on an at-will basis pursuant to an oral agreement employs Mr. Miller. In addition to the standard medical, disability, life insurance, 401(k) and employee stock incentive benefits available to all eligible employees, he is eligible for the Executive Medical Supplementary Plan available to the named executive officers, the Executive Stock Option Plan available to officers and key employees and an auto allowance available to certain middle managers and above. Mr. Miller received a base salary of $257,000 in 2008. He is eligible for a discretionary bonus.